EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, Michigan 49036

FOR IMMEDIATE RELEASE
CONTACT:  John H. Castle, CEO
(517) 279-5500

SOUTHERN MICHIGAN BANCORP, INC. ANNOUNCES FOURTH
QUARTER AND FULL YEAR 2007 EARNINGS

Coldwater, Michigan, February 20, 2008: Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) reported a 3.1% increase in net income for the full year 2007 compared to 2006, marking the fourth consecutive year of record earnings. Net income for 2007 increased to $4,133,000, or $2.28 per share, compared to net income for 2006 of $4,009,000 or $2.26 per share. Return on average assets and average equity for 2007 were 1.18% and 12.72%, respectively, compared with 1.25% and 14.54%, respectively, in 2006. Net income for the three months ending December 31, 2007 was $1,004,000, down 3.2% from $1,037,000 for the same period in 2006.

Balance sheet comparisons to 2006 are affected by the acquisition of FNB Financial Corporation on December 1, 2007. The inclusion of FNB Financial increased assets by $148 million as of December 31, 2007. Total consolidated assets at December 31, 2007 were $480.2 million, compared to $329.9 million at December 31, 2006, an increase of $150.3 million or 45.6%. Shareholders' equity during the same period increased from $28.5 million to $44.2 million, or 55.1%.

John H. Castle, Chairman and Chief Executive Officer of Southern Michigan Bancorp, Inc., stated, "We are pleased to report record earnings in a difficult market where many banks are experiencing significant declines in earnings. We continue to make good progress integrating the systems of Southern Michigan Bank & Trust and FNB Financial."

Southern Michigan Bancorp, Inc. is a two bank holding company headquartered in Coldwater, Michigan with 19 branches within Branch, Calhoun, Cass, Hillsdale and St. Joseph Counties which provide a broad range of consumer, business and wealth management services throughout the region.

SOUTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2007	December 31, 2006

	(In thousands, except share data)
ASSETS
Cash and due from banks	$14,470	$9,369
Federal funds sold	6,449	10,429
Securities available for sale	77,515	35,602
Loans held for sale, net of valuation allowance of $0 in 2007	624	-
Loans, net of allowance for loan losses of $5,156 (2006 - $3,302)	330,822	249,523
Premises and equipment, net	13,335	8,665
Accrued interest receivable	3,387	2,506
Net cash surrender value of life insurance	10,015	7,502
Goodwill	13,422	620
Other intangible assets	3,091	-
Other assets	7,048	5,675
TOTAL ASSETS	$480,178	$329,891

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing	$57,027	$42,281
Interest bearing	342,142	240,228
Total deposits	399,169	282,509

Accrued expenses and other liabilities	5,077	4,440
Securities sold under agreements to repurchase	9,776	184
Other borrowings	14,753	6,973
Subordinated debentures	5,155	5,155
Total liabilities	433,930	299,261

Common stock subject to repurchase obligation in Employee
Stock Ownership Plan, shares outstanding - 92,203 in 2007
(89,122 in 2006)	2,029	2,148

Shareholders' equity:
Preferred stock, 100,000 shares authorized; none issued or outstanding
Common stock, $2.50 par value per share:
Authorized--4,000,000 shares	-	-
Issued--2,307,924 shares in 2007 (2006 - 1,769,248)
Outstanding (other than ESOP shares)-2,215,721 shares in 2007 (2006 - 1,680,126)	5,539	4,200
Additional paid-in capital	17,087	5,446
Retained earnings	21,629	19,021
Accumulated other comprehensive income/(loss), net	122	(42)
Unearned Employee Stock Ownership Plan shares	(103)	(143)
Unearned restricted stock compensation	(55)	-
Total shareholders' equity	44,219	28,482

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$480,178	$329,891

SOUTHERN MICHIGAN BANCORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
	(In thousands, except per share amounts)
Interest income:
Loans, including fees	$5,599	$5,056	$20,756	$19,475
Securities:
Taxable	535	265	1,648	1,018
Tax-exempt	187	140	648	555
Other	36	107	492	406
Total interest income	6,357	5,568	23,544	21,454

Interest expense:
Deposits	2,032	1,731	7,758	6,083
Other	321	211	880	876
Total interest expense	2,353	1,942	8.638	6,959
Net Interest Income	4,004	3,626	14.906	14,495
Provision for loan losses	400	250	745	500

Net interest income after provision for loan losses	3,604	3,376	14,161	13,995

Non-interest income:
Service charges on deposit accounts	584	467	1,990	1,838
Trust fees	235	188	791	709
Net gains on loan sales	73	168	390	627
Earnings on life insurance assets	85	95	286	272
Other	262	273	811	659
Total non-interest income	1,239	1,191	4,268	4,105

Non-interest expense:
Salaries and employee benefits	2,028	1,965	7,652	7,041
Occupancy, net	255	155	954	766
Equipment	272	209	839	756
Printing, postage and supplies	116	86	378	373
Advertising and marketing	58	88	237	284
Professional and outside services	241	170	747	951
Other	574	478	2,053	2,429
Total non-interest expense	3,544	3,151	12,860	12,600
INCOME BEFORE INCOME TAXES	1,299	1,416	5,569	5,500
Federal income taxes	295	379	1,436	1,491
NET INCOME	$1,004	$1,037	$4,133	$4,009

Basic Earnings Per Common Share	$.52	$.59	$2.29	$2.27
Diluted Earnings Per Common Share	$.52	$.59	$2.28	$2.26
Dividends Declared Per Common Share	$.20	$.20	$.80	$.78